DAVIDSON & COMPANY LLP		A Partnership of Incorporated Professionals
Chartered Accountants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Viscount Systems, Inc. on Form S-8 (No. 333-97699) previously filed by Viscount Systems, Inc. of our report dated February 23, 2006 on our audit of the consolidated financial statements of the Company as of December 31, 2005 and for the year then ended, which report appears elsewhere in this Annual Report on Form 10-KSB of the Company as of and for the year ended December 31, 2005.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

March 28, 2006

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172